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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14A-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               ALLEN TELECOM INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ALLEN TELECOM INC.
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

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

[ALLEN TELECOM LOGO]

Philip Wm. Colburn
Chairman of the Board

                                                                  March 19, 1999

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Allen Telecom Inc. which will be held at the Cleveland Marriott at Key Center, 127 Public Square, Cleveland, Ohio on Friday, April 30, 1999 at 9:30 A.M. The purposes of the meeting are set forth in the accompanying notice and proxy statement.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

                                           Sincerely,

                                       /S/ PHILIP WM. COLBURN
                                           PHILIP WM. COLBURN
                                           Chairman of the Board

                               ALLEN TELECOM INC.
                            25101 CHAGRIN BOULEVARD
                             BEACHWOOD, OHIO 44122

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 30, 1999

                                                                  March 19, 1999

To the Common Stockholders of
ALLEN TELECOM INC.

     Notice is hereby given that the Annual Meeting of Stockholders of Allen Telecom Inc. will be held at the Cleveland Marriott at Key Center, 127 Public Square, Cleveland, Ohio, on Friday, April 30, 1999, at 9:30 A.M., local time, for the following purposes:

          1. To elect a Board of eight directors;

          2. To ratify the appointment of PricewaterhouseCoopers LLP as auditors for the Company for the year ending December 31, 1999; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on Wednesday, March 3, 1999 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. The giving of such proxy will not affect your right to revoke the proxy or to vote in person if you attend the meeting.

                                            By order of the Board of Directors

                                                    MCDARA P. FOLAN, III
                                                         Secretary

                               ALLEN TELECOM INC.
                            25101 CHAGRIN BOULEVARD
                             BEACHWOOD, OHIO 44122

                            ------------------------

                                PROXY STATEMENT

                                                                  March 19, 1999

     The accompanying proxy is solicited on behalf of the Board of Directors of Allen Telecom Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on April 30, 1999, or at any adjournment thereof. Any proxy received pursuant to this solicitation may be revoked by the stockholder executing it by notifying the Secretary of the Company before it is voted at the Annual Meeting, by duly executing a proxy bearing a later date or by attending the Annual Meeting and voting in person.

     The Board of Directors has fixed March 3, 1999 as the record date for the determination of holders of Common Stock, $1.00 par value, of the Company ("Common Stock") entitled to vote at the meeting. At the close of business on that date, the Company had outstanding 27,504,546 shares of Common Stock (exclusive of 2,254,552 shares held in its treasury). Each share of Common Stock will be entitled to one vote at the meeting. Presence in person or by proxy of a majority of the outstanding shares of Common Stock will constitute a quorum.

     At the Annual Meeting, the results of stockholder voting will be tabulated by the inspectors of election appointed for the Annual Meeting. Under Delaware law and the Company's Restated Certificate of Incorporation, as amended, and By-Laws, as amended, properly executed proxies that are marked "abstain" or are held in "street name" by brokers that are not voted on one or more particular proposals (if otherwise voted on at least one proposal) will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal to which such abstention applies. Broker non-votes will not be treated as a vote for or a vote against any of the proposals to which such broker non-vote applies.

     This proxy statement and the accompanying proxy are first being mailed on or about March 19, 1999.

                             ELECTION OF DIRECTORS

     Eight directors are to be elected at the Annual Meeting to hold office until the next annual meeting and until their successors have been elected and qualified. The Board of Directors proposes election of the persons listed below, all of whom are currently directors. Three current directors, William M. Weaver, Jr., Albert H. Gordon and William O. Hunt, who have been members of the Board for 29, 28 and 6 years, respectively, will not be standing for re-election at the Annual Meeting. It is not contemplated that any of the nominees will be unable or unwilling to serve as a director; however, if that should occur, the proxies will be voted for the election of such other person or persons as are nominated by the Board of Directors, unless the Board reduces the number of directors to eliminate the vacancy. The eight nominees for director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy shall be elected.

INFORMATION REGARDING NOMINEES

         NAME, AGE AND DATE                              PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE
       FIRST BECAME A DIRECTOR                                    AND OTHER DIRECTORSHIPS
       -----------------------                           -----------------------------------------
Philip Wm. Colburn (70)..............    Chairman of the Board, Allen Telecom Inc., since December 6, 1988 and a
April 29, 1975                             consultant to the Company since December 31, 1991. Mr. Colburn was also
                                           Chief Executive Officer of the Company from March 9, 1988 to February
                                           26, 1991 and President from March 9, 1988 to December 5, 1989. Mr.
                                           Colburn was President, PWC Associates, management consulting, Los
                                           Angeles, California, from June 1981 to March 9, 1988. He had been
                                           Executive Vice President of the Company from February 1976 to June 1981 and thereafter until March 9, 1988 was a consultant to the Company. Mr.
                                           Colburn is also a director of Earl Scheib, Inc., Superior Industries
                                           International, Inc. and TransPro, Inc.
Dr. Jill K. Conway (64)..............    Visiting Scholar, Program in Science, Technology and Society, Massachu-
April 28, 1987                             setts Institute of Technology, Cambridge, Massachusetts, since July
                                           1985. Dr. Conway was President of Smith College, Northampton,
                                           Massachusetts, from July 1975 to July 1985. Dr. Conway is also a director of Arthur D. Little, Inc., Colgate-Palmolive Company, Merrill
                                           Lynch & Co. and Nike Inc.
J. Chisholm Lyons (71)...............    Counsel, Smith Lyons, barristers and solicitors, Toronto, Canada. Mr.
October 27, 1969                           Lyons was a partner of the law firm for 31 years until May 1, 1993 and has been counsel to the law firm since that date. Mr. Lyons has been
                                           Vice Chairman of the Board of Allen Telecom Inc. since September 1979.
                                           He was an employee of the Company from September 1979 to September 30,
                                           1989 and is presently a consultant to the Company.
John F. McNiff (56)..................    Vice President-Finance and director, Dover Corporation, a manufacturer of
June 14, 1995                              industrial products and equipment, New York, New York, since 1983 and
                                           1996, respectively. Mr. McNiff is also a director of the Haven Fund, a public mutual fund.
Robert G. Paul (57)..................    President and Chief Executive Officer, Allen Telecom Inc., since February
March 6, 1990                              26, 1991. Mr. Paul was President and Chief Operating Officer of the
                                           Company from December 5, 1989 to February 26, 1991, Senior Vice
                                           President-Finance from April 1987 to December 5, 1989, Vice Presi-
                                           dent-Finance from January 1987 to April 1987 and a Vice President from
                                           1974 to January 1987. He was also President of the Antenna Specialists
                                           Company division of the Company from 1978 to June 1990.
Charles W. Robinson (79).............    Chairman, Robinson & Associates Inc., a venture capital investment firm,
April 24, 1979                             Santa Fe, New Mexico, since January 1989, Chairman, Energy Transition
                                           Corporation, energy consultants, Santa Fe, New Mexico, since January
                                           1979 and President, Dyna Yacht Inc., sailboat designer, San Diego,
                                           California, since early 1991. Mr. Robinson is also a director of Nike
                                           Inc.
Dr. Martyn F. Roetter (54)...........    Vice President, Communications and Information Technology, Arthur D.
July 1, 1998                               Little, Inc., a consulting firm, Cambridge, Massachusetts, since Febru-
                                           ary 1996, and Vice President, Communications and Information Tech-
                                           nologies, Decision Resources, a consulting firm, Waltham,
                                           Massachusetts, from April 1992 to February 1996.

         NAME, AGE AND DATE                              PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE
       FIRST BECAME A DIRECTOR                                    AND OTHER DIRECTORSHIPS
       -----------------------                           -----------------------------------------
Gary B. Smith (40)...................    Management Consultant, Cornelius, North Carolina, since December 1998.
February 16, 1999                          Director and President of Glenayre Technologies, Inc., manufacturer of paging products and systems, Charlotte, North Carolina, from June 1996 to December 1998, Chief Executive Officer of Glenayre from January 1997 to December 1998, Executive Vice President and General Manager,
                                           Wireless Messaging Group, of Glenayre from September 1994 to June 1996, and various management positions, including Chief Technology Officer, with Glenayre from 1983 to September 1994.

INFORMATION REGARDING BOARD OF DIRECTORS

     The business and affairs of the Company are managed under the direction of its Board of Directors, whose members are elected annually by the stockholders. During 1998, the Board of Directors of the Company had Audit, Management Compensation and Nominating Committees. Currently, Dr. Conway and Messrs. Gordon and Weaver are the members of the Management Compensation Committee; Dr. Conway and Messrs. Lyons and Weaver are the members of the Nominating Committee; and Messrs. Hunt, McNiff and Robinson are the members of the Audit Committee. Effective April 1, 1999, the members of the Management Compensation Committee will be Dr. Conway, Mr. Robinson and Dr. Roetter; the members of the Nominating Committee will be Dr. Conway and Messrs. Colburn and Lyons; and the members of the Audit Committee will be Messrs. Lyons, McNiff and Smith.

     The Audit Committee recommends to the Board of Directors the appointment of the independent auditors and reviews the degree of their independence from the Company; approves the scope of the audit engagement, including the cost of the audit; reviews any non-audit services rendered by the auditors and the fees therefor; reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls and, upon completion of an audit, the results of the audit engagement; and reviews internal accounting and auditing procedures with the Company's financial staff and the extent to which recommendations made by the internal audit staff or by the independent auditors have been implemented.

     The Management Compensation Committee recommends to the Board salaries and incentive compensation awards for officers of the Company and its subsidiaries; reviews and approves guidelines for the administration of incentive compensation programs for other management employees; makes recommendations to the Board with respect to major compensation programs; administers the Company's 1982 Stock Plan, as amended (the "1982 Stock Plan"), the Company's 1992 Stock Plan, as amended (the "1992 Stock Plan"), and the Company's Key Management Deferred Bonus Plan (the "KMDB Plan") and grants stock options and restricted shares of the Company's Common Stock under the 1992 Stock Plan; and issues the Report on Executive Compensation required to be included in the Company's proxy statement by the rules of the Securities and Exchange Commission. The Management Compensation Committee's Report on Executive Compensation for 1998 is set forth on pages 6 to 8 of this proxy statement.

     The Nominating Committee selects and recommends to the Board nominees for election as directors and considers the performance of incumbent directors in determining whether to recommend them for nomination for re-election. Having received indications from Messrs. Weaver, Gordon and Hunt that they have decided not to stand for re-election upon the expiration of their current terms, the Nominating Committee has recommended the remaining eight incumbent directors for re-election at the Annual Meeting. The Nominating Committee will consider nominees recommended by stockholders for election at the 2000 Annual Meeting of Stockholders that are submitted prior to the end of 1999 to the Secretary of the Company at the Company's offices, 25101 Chagrin Boulevard, Beachwood, Ohio 44122. Any such recommendation must be in writing and must include a detailed description of the business experience and other qualifications of the recommended nominee as well as the signed consent of such person to serve if nominated and elected.

     During 1998, the Board of Directors of the Company held six meetings, the Audit Committee held three meetings, the Management Compensation Committee held five meetings, and the Nominating Committee held two meetings. All of the directors attended 75 percent or more of the meetings held by the Board of Directors and by the Committees on which they served during 1998.

COMPENSATION OF DIRECTORS

     Each director of the Company (other than Messrs. Colburn and Lyons, who are consultants to the Company, and Mr. Paul, who is an employee of the Company) is paid $15,000 per year for his or her services as a director and $1,000 for each meeting of the Board of Directors attended. Each member of the Audit Committee is paid $2,000 per year, each member of the Management Compensation Committee is paid $3,000 per year, and each member of the Nominating Committee (other than Mr. Lyons) is paid $1,000 per year, for his or her services as such member, and each such Committee member (other than Mr. Lyons) is paid $500 for each meeting of a Committee attended. Directors are not paid fees for their participation in meetings by conference telephone or for actions by unanimous written consent. Each director and Committee member is reimbursed for travel and related expenses incurred in attending meetings.

     The stockholders approved the Allen Telecom Inc. 1994 Non-Employee Directors Stock Option Plan (the "Directors Option Plan") at the Company's 1994 Annual Meeting of Stockholders. The Directors Option Plan provides that each year, on the first Friday following the Company's Annual Meeting of Stockholders, each individual elected, re-elected or continuing as a director who is not a current or former employee of the Company automatically receives a nonqualified stock option for 3,000 shares of Common Stock. The Directors Option Plan also permits discretionary grants to directors who are not current employees of, but were previously employed by, the Company. On May 8, 1998, Dr. Conway and Messrs. Gordon, Hunt, McNiff, Robinson and Weaver each received a non-qualified stock option for 3,000 shares of Common Stock of the Company under the Directors Option Plan at an exercise price of $15.0625 per share. In addition, Dr. Roetter received a non-qualified stock option for 4,000 shares of Common Stock of the Company at an exercise price of $11.6250 upon his election to the Board of Directors on July 1, 1998, and Mr. Smith received a non-qualified stock option for 4,000 shares of Common Stock of the Company at an exercise price of $5.375 upon his election to the Board of Directors on February 16, 1999. Each of the foregoing options expires 10 years from date of grant and is exercisable 50 percent after two years from date of grant, 75 percent after three years from date of grant and 100 percent after four years from date of grant. Also, each of the foregoing options becomes immediately exercisable upon the death of the optionholder prior to the expiration of such option or upon the cessation of such optionholder's service as a director of the Company six months or more after the date of grant and prior to the expiration of such option.

     On February 16, 1999, Mr. Colburn, Chairman of the Board of the Company, received a nonqualified stock option for 146,000 shares of Common Stock, and Mr. Lyons, Vice Chairman of the Board of the Company, received a nonqualified stock option for 37,000 shares of Common Stock, at an exercise price of $5.375 per share. Each of these options expires on February 16, 2009. One Hundred Seven Thousand (107,000) of Mr. Colburn's options, and 27,000 of Mr. Lyons's options, are exercisable 50 percent after February 16, 2001, 75 percent after February 16, 2002 and 100 percent after February 16, 2003. Thirty-Nine Thousand (39,000) of Mr. Colburn's options, and 10,000 of Mr. Lyons's options, are exercisable
33 1/3 percent after February 16, 2000, 66 2/3 percent after February 16, 2001 and 100 percent after February 16, 2002. In addition, each of the foregoing options becomes immediately exercisable upon the death of the optionholder prior to the expiration of such option or upon the cessation of such optionholder's service as a director of the Company six months or more after the date of grant and prior to the expiration of such option.

     The Company maintains a Matching Gift Program for the benefit of the directors of the Company. Pursuant to the Matching Gift Program, in 1998, the Company matched gifts to charitable organizations made by the directors in amounts up to $2,500 for each director.

     Mr. Colburn was employed as Chief Executive Officer of the Company until February 26, 1991, and as Chairman of the Board of the Company until December 31, 1991, pursuant to an employment agreement that was entered into in 1988. On December 31, 1991, Mr. Colburn elected to terminate his status as an employee of the Company (although he continues as Chairman of the Board of the Company) and to provide post-employment consulting services to the Company pursuant to his consulting agreement described below. Mr. Colburn's employment agreement provides that the Company will continue to provide Mr. Colburn and his spouse medical and hospitalization benefits for their lives at least equal to the benefits they were entitled to while he was an employee of the Company and will provide life insurance coverage on Mr. Colburn for his life in an amount equal to five times his 1991 salary, which is the amount of life insurance that the Company provided to Mr. Colburn while he was an employee of the Company and the same level of life insurance that the Company provides to all its officers and key employees. The Company is fulfilling its obligations to provide such life insurance benefits to Mr. Colburn primarily through a Split Dollar Insurance Agreement between the Company and Mr. Colburn.

     Mr. Colburn's employment agreement provides for mandatory arbitration of all disputes relating to his employment agreement, his post-employment consulting agreement described below or his supplemental pension benefit agreement described on page 14 hereof and requires the Company to pay all reasonable legal expenses incurred by Mr. Colburn in connection with resolution of disputes under the agreements.

     Pursuant to an agreement entered into in 1976, and subsequently amended, Mr. Colburn provided post-employment consulting services to the Company for several years prior to March 9, 1988, when he became Chief Executive Officer of the Company, and has provided and will continue to provide post-employment consulting services to the Company for an additional period that commenced upon termination of his employment, which was December 31, 1991, through December 31, 1998 and continuing thereafter for successive periods of 12 months each, unless either the Company or Mr. Colburn gives at least three months notice to the contrary. No such notice was given by either party in 1998. The agreement provides for the payment by the Company to Mr. Colburn annually, during the consulting period, of $248,605, increased each June 30 during the consulting period for increases in the consumer price index. During 1998, the Company paid Mr. Colburn $296,125 in consulting fees and furnished him an automobile at the Company's expense. In addition, during the consulting period, the Company provides Mr. Colburn with furnished office space and support services while he is performing consulting services. During the consulting period, Mr. Colburn is required to furnish consulting services to the Company for up to 34 percent of his time each year, except when he is engaged in governmental service or charitable work, during which periods consulting services and compensation will be suspended, and he has agreed not to engage in or be employed by any business in competition with the Company during the term of his agreement. If the Company breaches any material provision of the consulting agreement and such breach continues for at least 30 days after notice to the Company, all benefits under the consulting agreement become nonforfeitable, and the Company will pay Mr. Colburn an amount equal to the present value of all remaining consulting compensation for the remaining consulting period.

     Pursuant to an agreement entered into in September 1989, as amended in 1990, Mr. Lyons provides post-employment consulting services to the Company for the period that commenced upon termination of his employment, which was September 30, 1989, through September 30, 1992 and continuing thereafter for successive periods of 12 months each, unless either the Company or Mr. Lyons gives at least three months notice to the contrary. No such notice was given by either party in 1998. The agreement provides for the payment by the Company to Mr. Lyons annually, during the consulting period, of $25,000. In addition, during the consulting period, the Company includes Mr. Lyons in the Company's life, medical and hospitalization and disability insurance benefit plans and furnishes him an automobile at the Company's expense. During the consulting period, Mr. Lyons is required to furnish consulting services to the Company for up to 10 percent of his time each year, and he has agreed not to engage in or be employed by any business in competition with the Company during the term of his agreement.

     The Company also has entered into supplemental pension benefits agreements with Messrs. Colburn and Lyons. For a description of the terms of these agreements, see "EXECUTIVE COMPENSATION AND TRANSACTIONS WITH MANAGEMENT -- Retirement Plans -- Other Supplemental Pension Benefits Agreements" on page 14 of this proxy statement.

     For additional information with respect to the directors of the Company, see "EXECUTIVE COMPENSATION AND TRANSACTIONS WITH MANAGEMENT -- Transactions with Executive Officers and Directors" on page 18 and "STOCK OWNERSHIP -- Directors and Officers" on pages 19 to 20, of this proxy statement.

            EXECUTIVE COMPENSATION AND TRANSACTIONS WITH MANAGEMENT

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Pursuant to the proxy rules promulgated by the Securities and Exchange Commission designed to enhance disclosure of corporations' policies toward executive compensation, Dr. Conway (Chair) and Messrs. Gordon and Weaver, as members of the Management Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), submit the following report outlining the Company's compensation plans and policies as they pertain to Robert G. Paul, President and Chief Executive Officer of the Company, and the other executive officers of the Company:

     The Company's executive compensation plans have been designed to attract, retain and reward high caliber executives who will formulate and execute the business plans of the Company in a manner that will provide the stockholders of the Company with a satisfactory return while assuring that the Company's executive compensation levels are fair and appropriate to both its executives and its stockholders. With these goals in mind, the Company's compensation plans and policies have been designed to ensure that total executive compensation is linked significantly to the performance of the Company, as measured by both the operating performance of the Company and the increase in the value of its shares. Although the Compensation Committee recognizes that improvement in operating performance and higher stock prices do not necessarily move in tandem over the short term, we expect that the two measurements will correlate over the long term. In accordance with this policy, the majority of senior executives received no bonus for 1998.

     The Compensation Committee regards stock ownership by the Company's executive officers, encouraged by equity-based compensation plans, as an effective way to align the interests of the executive officers with those of the stockholders of the Company. Accordingly, the Compensation Committee does not plan to pay above-average base salaries to its executive officers. The Committee does expect to utilize performance-oriented and equity-based compensation to reward outstanding performance.

     By receiving some equity-based compensation during their term of employment by the Company, executive officers of the Company should become larger holders of Company stock. The use of equity-based compensation is intended to strengthen their identification with the stockholders of the Company and make increasing stockholder value a continuing focus for the Company's management group. The Compensation Committee considers that equity-based compensation, combined with a focus on the operating performance of the Company, will have a long-term impact on improving the Company's financial results and increasing its stockholder value.

  Stock Ownership Guidelines

     In early 1994, the Compensation Committee established stock ownership guidelines for key executives of the Company. These guidelines provide that executive officers should hold shares of the Company's Common Stock in varying amounts as a multiple of salary, ranging from a minimum of five times annual salary for the Chief Executive Officer to one times annual salary for key executives below the Vice President level.

     The Compensation Committee recognizes that newer employees or those recently promoted may require some period of time to achieve these levels. The guidelines have provided for a transition period of up to 10 years for the suggested levels to be met. We note that as of year end 1998 a number of the key executives exceeded their ownership guidelines, although the very low stock price reduced some executives who were previously at or above their suggested levels below such levels. As a group, the key executives continued to accumulate shares of the Company's Common Stock, and at a faster rate than in 1997. The Compensation Committee intends to continue to monitor each executive's progress towards these guidelines and will consider each executive's progress towards achieving these guidelines when deciding on future stock option awards and equity grants.

  Measuring Performance

     The evaluation of the performance of the key executive officer group, and the Chief Executive Officer in particular, is primarily based on measurable criteria and, to a lesser extent, certain subjective criteria. The measurable criteria include both the total return to stockholders, determined by changes in the stock price and any dividends which may be paid, and the financial performance of the business, determined by sales growth, the amount of earnings per share, the return on equity and the rate of increase in earnings per share.

     Because of the nature of many of the Company's businesses and the desire to focus on long-term objectives, these criteria are measured over one-year, three-year, five-year and longer periods. When evaluating performance with regard to an increase in base salary, the Compensation Committee assigns more weight to longer-term results, i.e., three and five-year comparisons, than to the results of a single year. It also considers comparisons of salaries for similar positions in companies of comparable size, as well as changes in the cost of living. When determining an annual incentive bonus, the Compensation Committee places more weight on the performance of the year just completed, with significantly less weight on the longer-term results.

     The Company reported a loss of $.38 per share in 1998. This loss resulted in a negative return on equity. The stock price dropped 63.7% from $18.4375 at year-end 1997 to $6.6875 at year-end 1998, representing a significant drop in stockholder value.

     The subjective criteria utilized by the Board and Compensation Committee in evaluating the performance of the Company, the Chief Executive Officer and all other key executives of the Company, include but are not necessarily limited to:

      (i) the success of the Company in implementing and achieving its corporate strategic goals and the strategic goals of its individual businesses;

      (ii) the success in the development of management depth;

     (iii) the development and maintenance of timely communication and credibility with its stockholders, financial analysts and other outside audiences; and

      (iv) other items specific to each individual.

     The corporate executives are paid annual incentive bonuses commensurate with the Compensation Committee's evaluation of the Company's performance as described above. Two thirds of the 1998 maximum incentive bonus for the corporate executives was based on the Company's 1998 earnings per share, which were a loss, and thus, earned no bonus. The remaining one third was based on subjective criteria and was deemed to be unacceptable. The corporate executives' annual bonuses were negligible in 1998.

     The annual performance bonuses for most of the senior managers who are responsible for specific operating businesses and subsidiaries within the Company are based primarily on the annual operating profits of their individual businesses as measured against their profit plans. Some non-financial objectives, mutually established by those executives and the Company's senior officers at the beginning of each year, are also evaluated. Bonuses for 1998 were larger than those for the corporate executives, but considerably smaller than in 1997.

  Compensation Study

     During 1997, the Compensation Committee engaged William M. Mercer Incorporated, a nationally recognized executive compensation consulting firm, to perform an extensive review of the Company's executive compensation practices. This review included an examination of the Company's practices and their consistency with general corporate practices and with the Compensation Committee's philosophy. Mercer utilized a number of national compensation surveys and private databases for companies of similar size to the Company as well as specific analysis of the compensation information contained in proxy statements of a number of companies in similar industries.

     This study indicated that the Company's actual compensation practice was consistent with the Compensation Committee's philosophy, and competitive with the universe of companies used as comparators. As a result, the Company is not making any major changes to executive compensation.

  Basis for Chief Executive Officer's Compensation

     Mr. Paul received a salary increase of $20,500 (a 5% increase) on January 1, 1998, which was based on the objective and subjective criteria discussed above, peer comparisons and cost of living factors. Because of the business circumstances, no increases were granted on January 1, 1999 for Mr. Paul, the remaining corporate officers and the business heads.

     Mr. Paul was paid no performance bonus for 1998. His employment agreement states that his performance bonus can range from 0% to 80% of base salary. Two thirds of his bonus was to be based on achieving earnings per share above $1.04, which was not accomplished, and the remaining one third was based on subjective criteria, which were not met.

     In May 1998, Mr. Paul was granted a non-qualified option for 39,000 shares at $16.06, the market price on the date of grant. This option was on the low end of the range recommended by the above-mentioned compensation study.

  Compliance with Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to a public corporation for compensation over $1 million paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the cap if certain requirements are met. The Compensation Committee and the Board of Directors intend to structure the compensation of its executive officers in a manner that should ensure that the Company does not lose any tax deductions because of the $1 million compensation limit in the foreseeable future.

     The Company's salaries for its highest paid executives will be set, based on independent studies, at levels approximating the average for companies of comparable size in similar industries and, when added to annual bonus targets, are not expected to approach $1 million in the foreseeable future. The Company has been an early proponent of using more equity-based compensation, which can often be designed to ensure that tax deductibility is not compromised.

     In February 1995, the Company's Board of Directors amended the 1992 Stock Plan incorporating maximum limitations on individual annual stock option and restricted stock grants so as to meet the requirements of Section 162(m). They also amended the 1992 Stock Plan to identify the performance measures to be used if the Compensation Committee decides to use performance-based vesting restricted stock in the future to meet the requirements of Section 162(m). These amendments were approved by the Company's stockholders at the Company's 1995 Annual Meeting.

     The incentive restricted stock grants made by the Company in 1993 and thereafter contain both time-based vesting and provisions for performance-based acceleration, and therefore are subject to the $1 million cap. These restricted stock grants, however, include provisions to ensure that the amount vested in any one year will not place the individual's earnings over the $1 million cap. The 1992 incentive restricted stock grants were grandfathered under Section 162(m). Thus, no tax deduction will be lost to the Company as a result of these restricted stock grants.

                                          Respectfully submitted,

                                          Dr. Jill K. Conway, Chair
                                          Albert H. Gordon
                                          William M. Weaver, Jr.

ANNUAL AND LONG-TERM COMPENSATION

     The following table sets forth the annual and long-term compensation paid or accrued by the Company and its subsidiaries to those persons who were (i) the Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"), for services rendered by them in all capacities in which they served the Company and its subsidiaries during 1996, 1997 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                                   -------------------------
                                                   ANNUAL COMPENSATION                            SECURITIES
                                          --------------------------------------    RESTRICTED    UNDERLYING
             NAME AND                                             OTHER ANNUAL        STOCK        OPTIONS/        ALL OTHER
        PRINCIPAL POSITION         YEAR   SALARY($)   BONUS($)   COMPENSATION($)   AWARDS($)(c)    SARS(#)     COMPENSATION($)(e)
        ------------------         ----   ---------   --------   ---------------   ------------   ----------   ------------------
Robert G. Paul                     1998    441,500        -0-          (b)               -0-        39,000           47,390
  President and Chief              1997    421,000    182,000          (b)               -0-        30,000           82,977
  Executive Officer                1996    405,000    130,000          (b)               -0-        32,400           83,049
Robert A. Youdelman                1998    275,000        -0-          (b)               -0-        22,000           48,118
  Executive Vice President,        1997    260,000     91,000          (b)               -0-        17,000           71,274
  Chief Financial Officer          1996    248,000     60,000          (b)               -0-        18,500           57,135
  and Assistant Secretary
Peter G. deVilliers(a)             1998    150,000      8,000          (b)               -0-           -0-            2,460
  Vice President                   1997    147,000     33,000          (b)            15,000(d)      5,400            2,309
McDara P. Folan, III               1998    164,000        -0-          (b)               -0-         8,200           17,548
  Vice President,                  1997    156,000     34,000          (b)               -0-         5,700           16,843
  Secretary and                    1996    142,000     23,000          (b)               -0-         5,600           13,466
  General Counsel
James L. LePorte, III              1998    183,000        -0-          (b)               -0-        10,000            9,966
  Vice President, Treasurer        1997    174,000     49,000          (b)               -0-         7,500           19,037
  and Controller                   1996    165,000     33,000          (b)               -0-         8,300           19,259

---------------

(a) Mr. deVilliers became an executive officer of the Company on March 10, 1997. Under the Securities and Exchange Commission's rules regarding the disclosure of executive compensation, no information is required to be provided for prior years during which Mr. deVilliers was not an executive officer.

(b) Aggregate amount of such compensation is less than the lesser of $50,000 or 10 percent of the total annual salary and bonus reported for such Named Executive Officer under "Salary" and "Bonus" for such fiscal year.

(c) At December 31, 1998, the Named Executive Officers held 93,875 restricted shares of the Company's Common Stock in the aggregate, which are subject to forfeiture under certain circumstances for periods up to 10 years with an aggregate value (calculated by multiplying the number of restricted shares held by $6.6875, the closing market price of the Company's Common Stock on December 31, 1998) of $627,789 as follows: Mr. Paul (29,849 shares with a value of $199,615), Mr. Youdelman (18,703 shares with a value of $125,076), Mr. deVilliers (15,000 shares with a value of $100,313), Mr. Folan (18,434 shares with a value of $123,277) and Mr. LePorte (11,889 shares with a value of $79,508). Dividends are paid on restricted shares of the Company's Common Stock at the same rate as paid on other outstanding shares of the Company's Common Stock. No dividends were paid on the Company's Common Stock in 1996, 1997 and 1998.

(d) These restricted shares of the Company's Common Stock were awarded under the 1992 Stock Plan, and will vest 25 percent on December 31 in each of the years 2004, 2005, 2006 and 2007, unless accelerated vesting is achieved. Accelerated vesting based on achieving certain stock price and earnings per share targets cannot begin until the year 2000, and such shares will then vest only when the following targets have been reached:

         90-DAY AVERAGE                       THREE-YEAR
          STOCK PRICE                 AVERAGE EARNINGS PER SHARE
--------------------------------   --------------------------------
VESTING PERCENT   VESTING TARGET   VESTING PERCENT   VESTING TARGET
---------------   --------------   ---------------   --------------
   12 1/2%            $36.09          12 1/2%            $1.57
   12 1/2              40.09          12 1/2              1.82
   12 1/2              44.09          12 1/2              2.07
   12 1/2              49.09          12 1/2              2.32

(e) All Other Compensation includes $1,200 made as matching Company contributions for each of the Named Executive Officers under the Company's Employee Before-Tax Savings Plan for each of 1998, 1997 and 1996, as applicable. In addition, All Other Compensation includes (i) insurance premiums in the following amounts paid by the Company with respect to term life insurance for the benefit of each of the Named Executive Officers during each of 1998, 1997 and 1996, respectively, as applicable: Mr. Paul ($84, $84 and

    $156), Mr. Youdelman ($84, $84 and $156), Mr. deVilliers ($1,260 and $1,109), Mr. Folan ($84, $84 and $156) and Mr. LePorte ($84, $84 and $156),
    and (ii) the following amounts equal to the full dollar value of the remainder of the premiums paid by the Company in connection with life insurance policies issued pursuant to the Split Dollar Insurance Agreements between the Company and the following Named Executive Officers during 1998, 1997 and 1996, respectively: Mr. Paul ($46,106, $81,693 and $81,693), Mr.
    Youdelman ($46,834, $69,990 and $55,779), Mr. Folan ($16,264, $15,559 and
    $12,110) and Mr. LePorte ($8,682, $17,753 and $17,903). The premiums paid by the Company in connection with the life insurance policies issued pursuant to such Split Dollar Insurance Agreements set forth in the preceding sentence generally will be recovered in full by the Company upon the cancellation or purchase by a Named Executive Officer of any such life insurance policy or the payment of any death benefits under any such life insurance policy.

OPTIONS GRANTED IN 1998

     The following table sets forth information with respect to grants of options to purchase shares of the Company's Common Stock to the Named Executive Officers during 1998 pursuant to the Company's 1992 Stock Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                        -----------------------------------------------------------------        POTENTIAL REALIZABLE
                                           PERCENT OF                                              VALUE AT ASSUMED
                          NUMBER OF          TOTAL                                               ANNUAL RATES OF STOCK
                          SECURITIES      OPTIONS/SARS                                          PRICE APPRECIATION FOR
                          UNDERLYING       GRANTED TO      EXERCISE OR                              OPTION TERM(b)
                         OPTIONS/SARS     EMPLOYEES IN      BASE PRICE       EXPIRATION     -------------------------------
         NAME            GRANTED (#)     FISCAL YEAR(%)       ($/SH)            DATE            5%($)            10%($)
         ----            ------------    --------------    -----------       ----------         -----            ------
Robert G. Paul              39,000(a)         7.0            16.0625          5/03/08          393,963          998,380
Robert A. Youdelman         22,000(a)         3.9            16.0625          5/03/08          222,236          563,189
Peter G. deVilliers            -0-             --                 --               --               --               --
McDara P. Folan, III         8,200(a)         1.5            16.0625          5/03/08           82,833          209,916
James L. LePorte, III       10,000(a)         1.8            16.0625          5/03/08          101,016          255,995

---------------

(a) Each of these options was granted on May 1, 1998. Each of these options is exercisable 50 percent after two years from date of grant, 75 percent after three years from date of grant and 100 percent after four years from date of grant. If the optionee's employment by the Company or any of its subsidiaries terminates for any reason, this option may be exercised to the extent exercisable at the time of such termination of employment within three months after such termination of employment. If the optionee dies within such three-month period or if the termination of his employment is due to his death, this option may be exercised within one year after his death. Each of these options contains a tandem stock appreciation right providing that the Company will, if requested by the optionee prior to the exercise thereof and if approved by the Compensation Committee, purchase that portion of the option which is then exercisable at a price equal to the difference between the exercise price and the market price of the shares. The purchase price may be paid by the Company in either cash or Common Stock of the Company, or any combination thereof, as the Compensation Committee may determine. In addition, each of these options contains a tandem limited stock appreciation right exercisable six months after grant and immediately after a " Change in Control" of the Company (as defined below on page 16 of this proxy statement). Pursuant to this tandem limited stock appreciation right, the Company will purchase the option for cash at a price equal to the difference between the exercise price and the "market value" (as defined in the 1992 Stock Plan) of the shares covered by the option. Such market value generally is defined to relate to the highest market value of the Company's Common Stock during the period in which the circumstances giving rise to the exercise of the limited stock appreciation right occurred.

(b) The dollar amounts set forth in the columns are determined as of the date of grant of such options and are the result of calculations of the 5% and 10% rates set forth in the Securities and Exchange Commission's rules regarding the disclosure of executive compensation, and therefore are not intended to forecast possible future appreciation of the Company's Common Stock. Actual gains, if any, on the exercise of this option is dependent on the future performance of the Company's Common Stock, as well as the applicable Named Executive Officer's continued employment throughout the vesting period.

OPTION EXERCISES AND 1998 YEAR-END VALUES

     The following table sets forth information with respect to (i) options to purchase shares of the Company's Common Stock granted under the Company's 1982 Stock Plan and 1992 Stock Plan, respectively, which were exercised by the Named Executive Officers during 1998, and (ii) unexercised options to purchase shares of the Company's Common Stock granted under the Company's 1982 Stock Plan and 1992 Stock Plan, respectively, to the Named Executive Officers and held by them at December 31, 1998.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED IN-THE-
                                                                   OPTIONS/SARS                  MONEY OPTIONS/SARS AT
                            SHARES                            AT FISCAL YEAR-END (#)             FISCAL YEAR-END($)(b)
                         ACQUIRED ON         VALUE        -------------------------------   -------------------------------
         NAME            EXERCISE (#)    REALIZED($)(b)    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
         ----            ------------    --------------    -----------     -------------     -----------     -------------
Robert G. Paul                (a)                --          301,691           89,378           248,107               0
Robert A. Youdelman           (a)                --          108,406           50,478            61,412               0
Peter G. deVilliers           (a)                --           11,950            8,992                 0               0
McDara P. Folan, III          (a)                --            6,979           18,092                 0               0
James L. LePorte, III       9,804           117,428           38,465           23,878            46,521               0

---------------

(a) Named Executive Officer did not exercise any options to purchase shares of the Company's Common Stock during 1998.

(b) The dollar values are calculated by determining the difference between the fair market value of the shares of the Company's Common Stock underlying the options and the exercise price of such options at exercise or at December 31, 1998, as applicable.

RETIREMENT PLANS

     Corporate Retirement Plan

     Participants in the Allen Telecom Inc. Corporate Retirement Plan (the "Retirement Plan") consist of a majority of the full-time employees of the Company and its subsidiaries in the United States, including the Named Executive Officers, and Messrs. Colburn, Lyons and McNiff as former employees of the Company. The Retirement Plan generally provides a retirement benefit based upon the participant's years of credited service (not in excess of 30 years) and his or her final average earnings, with final average earnings consisting of the sum of (i) the average of the salaries of the participant during the five years of highest salaries of the participant in the 10 years preceding the participant's retirement or termination date, and (ii) the average of the performance bonuses and overtime earnings of the participant during the five years of highest aggregate bonuses and overtime earnings of the participant in the 10 years preceding the participant's retirement or termination date. Retirement benefits are payable either as a straight life annuity, a joint and survivor annuity or in other optional forms. Normal retirement is at age 65, but certain early retirement benefits may be payable to participants who have attained age 55 and completed 10 years of continuous service, and survivor benefits may be payable to the surviving spouse of a vested participant who dies prior to early or normal retirement. A participant's benefit under the Retirement Plan vests after five years of credited service, all benefits funded by the Company are based upon actuarial computations, and no contributions are made by participants.

     Restoration Plan

     The Internal Revenue Code (the "IRC") imposes a maximum limit on annual retirement benefits payable under tax-qualified retirement plans, such as the Retirement Plan. For 1999, that annual limit is $130,000. In addition, the IRC limits the amount of annual compensation that may be taken into account for benefit calculation purposes under tax-qualified retirement plans. For 1999, that annual limit is $160,000. Effective January 1, 1996, the Company adopted the Allen Telecom Inc. Restoration Plan (the "Restoration Plan"). Under the Restoration Plan, each employee whose Retirement Plan benefit is limited by these IRC restrictions or as a result of his deferral of income under the Company's Deferred Compensation Plan will be entitled to a supplemental restoration benefit equal to the difference between the full amount of his pension benefits determined under the Retirement Plan (calculated without regard to these IRC restrictions or to deferral of income under the Company's Deferred Compensation Plan) and the maximum amount payable from the Retirement Plan. If (i) the Company breaches any material provision of the Plan and such breach continues for at least 30 days after notice to the Company, or (ii) the Company makes a general assignment for the benefit of creditors, or (iii) any proceeding under the U.S. Bankruptcy Code is instituted by or against the Company and, if instituted against the Company, is consented to or acquiesced in by it or the Company fails to use its best efforts to obtain the dismissal thereof for 60 days, or (iv) a receiver or trustee in bankruptcy is appointed for the Company, the Company will pay each employee affected thereby an amount equal to the present value of his benefits under the Restoration Plan. In addition, at any time after an employee commences receiving benefits from the Restoration Plan, the employee may request that 90 percent of the present value of all remaining benefits payable to the employee under the Restoration Plan be paid to the employee in a single lump sum cash payment. If an employee elects to receive such a payment, the remaining 10 percent of such present value would be forfeited. Except as specified above, the vesting of benefits, the timing of payments and the form of payments under the Restoration Plan are determined in accordance with the terms of the Retirement Plan. The Restoration Plan is unfunded. All of the Named Executive Officers are participants in the Restoration Plan.

     Pension Benefits Table

     The following table shows estimated annual benefits payable under the Retirement Plan and the Restoration Plan to participants in specified compensation (final average earnings) and years-of-service classifications on a straight life annuity basis, assuming normal retirement at age 65 on January 1, 1999 and application of the current U.S. social security covered compensation base. The benefits payable under the Retirement Plan and the Restoration Plan are not subject to any deduction for U.S. social security or other offset amounts.

                                      YEARS OF SERVICE(b)
FINAL AVERAGE   ---------------------------------------------------------------
 EARNINGS(a)       5          10         15         20         25         30
-------------   --------   --------   --------   --------   --------   --------
$125,000        $ 7,611    $15,222    $ 22,833   $ 30,444   $ 38,055   $ 45,666
 150,000          9,299     18,597      27,896     37,194     46,493     55,791
 175,000         10,986     21,972      32,958     43,944     54,930     65,916
 200,000         12,674     25,347      38,021     50,694     63,368     76,041
 225,000         14,361     28,722      43,083     57,444     71,805     86,166
 250,000         16,049     32,097      48,146     64,194     80,243     96,291
 300,000         19,424     38,847      58,271     77,694     97,118    116,541
 350,000         22,799     45,597      68,396     91,194    113,993    136,791
 400,000         26,174     52,347      78,521    104,694    130,868    157,041
 450,000         29,549     59,097      88,646    118,194    147,743    177,291
 500,000         32,924     65,847      98,771    131,694    164,618    197,541
 600,000         39,674     79,347     119,021    158,694    198,368    238,041
 700,000         46,424     92,847     139,271    185,694    232,118    278,541

---------------

(a) The current final average earnings for the Named Executive Officers during 1998 are $651,500 for Mr. Paul, $373,240 for Mr. Youdelman, $155,929 for Mr.
    deVilliers, $182,300 for Mr. Folan and $229,800 for Mr. LePorte. The calculation of the foregoing amounts includes the amounts shown under "Salary" and "Bonus" in the Summary Compensation Table set forth on page 9 of this proxy statement.

(b) Years of credited service as of January 1, 1999 under the Retirement Plan for the Named Executive Officers are 28.9 for Mr. Paul, 21.9 for Mr. Youdelman, 7.8 for Mr. deVilliers, 6.3 for Mr. Folan and 17.8 for Mr. LePorte.

     Target Benefit Agreements

     The Company has entered into separate Supplemental Target Pension Benefit Agreements (each, a "Target Agreement") with seven executives of the Company, including the Named Executive Officers (collectively, the "Target Officers"). Pursuant to each Target Agreement, the Company will provide annual pension benefits to a Target Officer supplemental to the annual benefits paid to him under the Retirement Plan and the Restoration Plan if warranted by the formula under the Target Agreement. Generally, the target benefit is 1.733% of the Target Officer's five-year average earnings (as defined in the Retirement Plan but without regard to IRC limitations or to deferral of income under the Company's Deferred Compensation Plan), multiplied by his years of credited service, but not in excess of 30 years. The target benefit is reduced by an amount, expressed as a single life annuity, equal to the sum of the Target Officer's Retirement Plan benefit, Restoration Plan benefit, Employee Before-Tax Savings Plan matching benefit and social security benefit. For this purpose, the Employee Before-Tax Savings Plan matching benefit assumes the Company contributed each year to the Company's Employee Before-Tax Savings Plan for the Target Officer the maximum permissible matching contribution, and such amounts accumulated at the rate of 8% compounded annually. Each target benefit may not exceed an annual amount of $250,000 reduced by four-twelfths of one percent ( 4/12%) for each month (if any) by which the applicable Target Officer's target benefit commences before such Target Officer's attainment of age 65. Each Target Agreement is unfunded.

     Under each Target Agreement, if, after the Target Officer ceases to be a senior executive officer, (i) the Company's bank indebtedness is accelerated, or
(ii) the Company breaches any material provision of the Target Agreement and such breach continues for at least 30 days after notice to the Company, or (iii) the consolidated tangible net worth of the Company falls below $90 million (provided that such tangible net worth at the time the affected Target Officer ceases to be a senior executive officer is at least $130 million, or if such tangible net worth at the time he ceases to be a senior executive officer is less than $130 million, the tangible net worth of the Company declines by $40 million), or (iv) the Company makes a general assignment for the benefit of creditors, or (v) any proceeding under the U.S. Bankruptcy Code is instituted by or against the Company and, if instituted against the Company, is consented to or acquiesced in by it or the Company fails to use its best efforts to obtain the dismissal thereof for 60 days, or (vi) a receiver or trustee in bankruptcy is appointed for the Company, the Company will pay the affected Target Officer an amount equal to the present value of his target benefits under his Target Agreement. Similarly, under each Target Agreement, if the Target Officer's employment is terminated within the two-year period following a "Change in Control" of the Company either by the Company other than for "Cause" or because the Target Officer is disabled or by the Target Officer for "Good Reason" (as such terms are defined below on page 15 of this proxy statement), the Company will pay the affected Target Officer an amount equal to the present value of his target benefits under his Target Agreement. In addition, a Target Officer's benefit under the Restoration Plan is required to be transferred to his Target Agreement in the event of a "Change in Control" of the Company. At any time after a Target Officer commences receiving benefits from his Target Agreement, the Target Officer may request that 90 percent of the present value of all remaining benefits payable to the Target Officer under his Target Agreement be paid to the Target Officer in a single lump sum cash payment. If a Target Officer elects to receive such a payment, the remaining 10 percent of such present value would be forfeited.

     The following table shows the estimated annual target benefits payable under the Target Agreements to the Target Officers, assuming normal retirement at age 65 on January 1, 1999.

                                         YEARS OF SERVICE(b)
FINAL AVERAGE    --------------------------------------------------------------------
 EARNINGS(a)        5           10          15          20          25          30
-------------    --------    --------    --------    --------    --------    --------
  $125,000       $    --     $    --     $    --     $    --     $    --     $   358
   150,000           294         278         366       1,322       2,277       3,233
   175,000           773       1,236       1,804       3,239       4,673       6,108
   200,000         1,252       2,194       3,241       5,155       7,069       8,983
   225,000         1,732       3,153       4,679       7,072       9,465      11,858
   250,000         2,211       4,111       6,116       8,989      11,861      14,733
   300,000         3,169       6,028       8,991      12,822      16,652      20,483
   350,000         4,127       7,944      11,866      16,655      21,444      26,233
   400,000         5,086       9,861      14,741      20,489      26,236      31,983
   450,000         6,044      11,778      17,616      24,322      31,027      37,733
   500,000         7,002      13,694      20,491      28,155      35,819      43,483
   600,000         8,919      17,528      26,241      35,822      45,402      54,983
   700,000        10,836      21,361      31,991      43,489      54,986      66,483

---------------

(a) For benefit calculation purposes under the Target Agreements, the current final average earnings for the Named Executive Officers are the same as those listed in footnote (a) to the Pension Benefits Table on page 12 of this proxy statement.

(b) For benefit calculation purposes under the Target Agreements, years of credited service as of January 1, 1999 for the Named Executive Officers are the same as those listed in footnote (b) to the Pension Benefits Table on page 12 of this proxy statement.

     The Company has adopted an Executive Benefit Plan, payments under which (if made) would offset all or a portion of the benefits payable to the Named Executive Officers under the Restoration Plan and the Target Agreements. For a description of the terms of the Executive Benefit Plan, see "EXECUTIVE COMPENSATION AND TRANSACTIONS WITH MANAGEMENT -- Employment, Termination and Change in Control Arrangements" on pages 15 to 16 of this proxy statement.

     Other Supplemental Pension Benefits Agreements

     Pursuant to an agreement entered into in 1983, and subsequently amended, with Mr. Colburn, the Company currently provides annual pension benefits to Mr. Colburn, supplemental to the annual benefits paid to him under the Retirement Plan and social security benefits, in an amount equal to $189,528, with an equivalent annual benefit payable to Mr. Colburn's spouse for her life after his death. Pursuant to such agreement, this amount is based upon (i) his final average earnings, as defined in the Retirement Plan but during the year of highest salary and performance bonus in the four years preceding his termination date, which was December 31, 1991 when Mr. Colburn elected not to extend his employment agreement with the Company, and (ii) 36 years of service as an employee and as a director of the Company. If the consolidated tangible net worth of the Company falls below $90 million, if the Company's bank indebtedness is accelerated or if the Company breaches any material provision of Mr. Colburn's supplemental pension benefit agreement or post-employment consulting agreement described on pages 4 to 5 hereof and such breach continues for at least 30 days after notice to the Company, the Company will pay him or his spouse, as applicable, an amount equal to the present value of his supplemental pension benefits under his agreement. In addition, Mr. Colburn may at any time request that 90 percent of the present value of his supplemental pension benefits under his agreement be paid to him in a single lump sum cash payment. If Mr. Colburn elects to receive such a payment, the remaining 10 percent of such present value would be forfeited.

     Pursuant to an agreement entered into in 1983, as amended, with Mr. Lyons, the Company provides annual pension benefits to Mr. Lyons, supplemental to the annual benefits paid to him under the Retirement Plan, in an amount based upon
(i) his final average earnings, as defined in the Retirement Plan but during the three years of highest salaries and performance bonuses in the 10 years preceding his termination date, which was September 30, 1989 (when his employment as an officer of the Company terminated), and (ii) his number of years of service as a director, prior to becoming an officer, of the Company plus his number of years of credited service under the Retirement Plan. The annual supplemental pension benefit is reduced by the amount paid to Mr. Lyons annually under the Retirement Plan. If the consolidated tangible net worth of the Company falls below $90 million, if the Company's bank indebtedness is accelerated or if the Company breaches any material provision of Mr. Lyons' supplemental pension benefit agreement or his post-employment consulting agreement described on page 5 hereof and such breach continues for at least 30 days after notice to the Company, the Company will pay him an amount equal to the present value of his supplemental pension benefits under his agreement. The annual benefit payable to Mr. Lyons under his supplemental pension benefit agreement, exclusive of amounts payable under the Retirement Plan and social security benefits, is $34,064, based upon his final average earnings and 20 years of service under his agreement, with an annual benefit of $17,032 payable to Mr. Lyons' spouse for her life after his death. In addition, Mr. Lyons may at any time request that 90 percent of the present value of his supplemental pension benefits under his agreement be paid to him in a single lump sum cash payment. If Mr. Lyons elects to receive such a payment, the remaining 10 percent of such present value would be forfeited.

     The supplemental pension benefits payable to Messrs. Colburn and Lyons are funded through a so-called "rabbi trust" established by the Company.

EMPLOYMENT, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     Robert G. Paul is employed as President and Chief Executive Officer of the Company pursuant to an employment agreement entered into in June 1991, which provides for a term of employment extending through December 31, 1993 and thereafter continuing for successive periods of 12 months each, unless either the Company or Mr. Paul gives at least three months' notice to the contrary. No such notice was given by either party in 1998. The agreement provides for an annual salary of $300,000 commencing February 26, 1991, which amount was increased to $441,500 effective as of January 1, 1998, and is subject to such further future increases as the Board of Directors deems appropriate. The Company may terminate Mr. Paul's employment for "Cause" (as defined in such agreement), or in the event of his disability, and he may terminate his employment for "Good Reason" (as defined in such agreement), such as his not being elected, or his being assigned duties other than those of, President and Chief Executive Officer of the Company, a significant adverse alteration in the nature or status of his responsibilities or the conditions of his employment, a reduction of his salary (except for across-the-board salary reductions similarly affecting all management personnel of the Company), a relocation of Mr. Paul by more than 25 miles, the failure by the Company to continue any material compensation or benefit plan or the Company giving notice to Mr. Paul that his employment agreement is not continuing for any period of 12 months after December 31, 1993.

     In the event of Mr. Paul's disability, the Company will continue to pay him his salary and estimated bonus until the expiration of the term of his employment agreement and, thereafter, will pay him benefits equal to the maximum amount currently provided by the Company's executive long-term disability plan, which is 60 percent of salary and estimated bonus up to a maximum of $420,000 per year, until the earlier of his normal retirement date or commencement of benefits under the Retirement Plan.

     If the Company terminates Mr. Paul's employment other than for "Cause" or his disability, or if Mr. Paul terminates his employment for "Good Reason," the Company will pay him an amount equal to his salary for two years, plus all awards made to him under the Company's KMDB Plan, and will provide his life, disability, accident, medical and hospitalization insurance benefits for a period of two years after such termination. In addition, if termination of Mr. Paul's employment is disputed and the dispute is ultimately resolved in his favor, the Company may be obligated to pay his salary through the date of final resolution of the dispute.

     If the Company terminates Mr. Paul's employment other than for "Cause" or his disability, or if Mr. Paul terminates his employment for "Good Reason" following a "Change in Control" of the Company (as defined below), the Company will pay him an amount equal to 2.99 times his average annual taxable compensation from the Company during the five years preceding termination of employment, plus all awards made to him under the Company's KMDB Plan, and will pay him an amount equal to the excess of the "Fair Market Value" (as defined in Mr. Paul's employment agreement), on the date of termination, over the option price of the shares subject to each stock option held by him, whether or not exercisable at the time, in exchange for surrender of the option.

     Mr. Paul's employment agreement provides for mandatory arbitration of all disputes relating to Mr. Paul's employment agreement and requires the Company to pay all reasonable legal expenses incurred by Mr. Paul in connection with resolution of disputes under his employment agreement.

     The Company has severance agreements with each of the Named Executive Officers, other than Mr. Paul, whose severance arrangements are contained in his employment agreement described above, and two other executives, which provide severance benefits if the Company terminates the employee's employment other than for "Cause" (as defined in such severance agreements) or disability before or after a "Change in Control" of the Company (as defined below) or if the employee terminates his employment for "Good Reason" after a "Change in Control." "Good Reason" includes the assignment of duties inconsistent with the employee's position with the Company, a significant adverse alteration in the nature or status of the employee's responsibilities or the conditions of his employment, a reduction of the employee's salary (except for across-the-board salary reductions similarly affecting all management personnel of the Company), a relocation of the employee by more than 25 miles or the failure by the Company to continue any material compensation or benefit plan. Prior to a "Change in Control," severance payments under the agreements will be six months' salary plus an additional month for each full year of service but in no event more than 18 months' salary, and will be paid in normal pay periods. After a "Change in Control," the Company will pay the employee a lump sum severance payment equal to the sum of (i) one year of his base salary as in effect as of the date of termination or immediately prior to the "Change in

Control," whichever is greater, (ii) an amount equal to the highest annual incentive compensation paid to him in the three years prior to the date of termination, and (iii) one tenth of the amounts set forth in clauses (i) and
(ii), multiplied by the number of his completed years of full-time employment with the Company as of the date of termination (capped at two times the sum of the amounts set forth in clauses (i) and (ii)), plus all awards under the Company's KMDB Plan and an amount equal to the excess of the "Fair Market Value" (as defined in such severance agreements), on the date of termination, over the option price of the shares subject to each stock option held by him, except previously issued incentive stock options, whether or not exercisable at the time, in exchange for surrender of the option. Life, disability, accident and health insurance benefits will continue during the period of severance payments. Severance payments in excess of the base amount of six months' salary will be reduced by any compensation received by the employee from other employment (other than self employment) prior to a "Change in Control," and all severance payments and all insurance benefits will be discontinued if the employee engages in competition with the Company or engages in conduct which is injurious to the Company, prior to a "Change in Control."

     The Company also has entered into separate Supplemental Target Pension Benefit Agreements with each of the Named Executive Officers, which contain "Change in Control" provisions. For a description of the terms of these Target Agreements, see "EXECUTIVE COMPENSATION AND TRANSACTIONS WITH
MANAGEMENT -- Retirement Plans -- Target Benefit Agreements" on pages 12 to 14 of this proxy statement.

     In 1997, the Company adopted the Allen Telecom Inc. Executive Benefit Plan (the "Executive Benefit Plan") under which designated employees of the Company, including the Named Executive Officers, are entitled to receive an immediate cash payment if there is a "Change in Control" of the Company (as defined below) and the following conditions are satisfied. The employee will be entitled to a cash payment only if the employee remains employed by the Company for six months after such Change in Control or terminates employment with the Company during the six-month period after the Change in Control by reason of death, disability, retirement or involuntary termination by the Company. In addition, the employee will be entitled to a cash payment if the employee's employment terminates during the 90-day period preceding such Change in Control by reason of death, disability, retirement or involuntary termination by the Company. The amount of the cash payment to which an employee is entitled in such event is determined by the Company from time to time and allocated to an account under the Executive Benefit Plan in the name of the employee. The Company has also established a trust to hold the amounts allocated to these accounts. Any amount an employee receives from the Executive Benefit Plan offsets the amount to which the employee is entitled under the Restoration Plan and such employee's Target Agreement (if any). Amounts allocated to the account of each Named Executive Officer under the Executive Benefit Plan to date have not exceeded the present value of benefits payable to such Named Executive Officer under the Restoration Plan and the Named Executive Officer's Target Agreement.

     For purposes of the arrangements described above, a "Change in Control" of the Company is defined as (i) the acquisition of more than 30 percent of the outstanding Common Stock of the Company by any person or group of related persons, (ii) the change in a majority of the directors of the Company during a consecutive two-year period, unless the election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of such period, (iii) the stockholders approve a merger or consolidation of the Company with any other corporation, other than
(a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80 percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 30 percent of the combined voting power of the Company's then outstanding securities, or (iv) the stockholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of the Company's assets. For purposes of the Executive Benefit Plan, "Change in Control" also includes (A) the Company voluntarily filing a petition for bankruptcy under federal bankruptcy law, or an involuntary bankruptcy petition being filed against the Company under federal bankruptcy law, if such involuntary petition is not dismissed within 120 days of the filing; (B) the Company making a general assignment for the benefit of creditors; or (C) the Company seeking or consenting to the appointment of a trustee, receiver, liquidator or similar person.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return of the Company's Common Stock against the cumulative total return of (i) the S&P SmallCap 600 Index and (ii) the S&P Communications Equipment Index for the period of five fiscal years ended December 31, 1998. The comparisons in this graph are required by the proxy rules promulgated by the Securities and Exchange Commission and are not intended to forecast future performance of the Company's Common Stock.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN*

               COMPANY'S COMMON STOCK, S&P SMALLCAP 600 INDEX AND
                       S&P COMMUNICATIONS EQUIPMENT INDEX
                              [PERFORMANCE GRAPH]

                                                                                                           S&P COMMUNICATIONS
                                                   ALLEN TELECOM INC.        S&P SMALLCAP 600 INDEX          EQUIPMENT INDEX
                                                   ------------------        ----------------------        ------------------
1993                                                      100                         100                         100
1994                                                      133                          95                         114
1995                                                      142                         124                         171
1996                                                      141                         150                         200
1997                                                      117                         189                         261
1998                                                       42                         194                         459

* Assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 31, 1993 and that all dividends on the Company's Common Stock and on each stock included in each index were reinvested. Included in the dividends reinvested is the spinoff distribution by the Company to its stockholders on September 29, 1995, of all of the common stock of the Company's former wholly owned subsidiary, TransPro, Inc. (the "Spinoff Distribution"). For purposes of this graph, it is assumed that the shares of TransPro, Inc. common stock received in the Spinoff Distribution were sold at the when-issued closing market price on October 3, 1995, and the proceeds reinvested in shares of the Company's Common Stock at the when-issued closing market price on October 3, 1995. Such date is the first day both TransPro, Inc. common stock and the Company's Common Stock traded on a when-issued basis after the Spinoff Distribution.

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

     Smith Lyons, of which firm J. Chisholm Lyons formerly was a partner and currently is counsel, has been retained by the Company for many years, including 1998 and 1999, to perform legal services for the Company and its Canadian subsidiaries.

     Benesch, Friedlander, Coplan & Aronoff, of which firm Margaret Kennedy, the spouse of Robert G. Paul, is a partner, has been retained by the Company for several years, including 1998 and 1999, to perform legal services for the Company and its subsidiaries. The Company paid $536,121.21 in fees and expenses to Benesch, Friedlander, Coplan & Aronoff in 1998 for the performance of legal services for the Company and its subsidiaries.

                                STOCK OWNERSHIP

PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of December 31, 1998 with respect to the only persons known to the Company to be the beneficial owners (for purposes of the rules of the Securities and Exchange Commission) of more than 5% of the outstanding shares of the Company's Common Stock as of that date.

                                                           AMOUNT AND
                                                           NATURE OF      PERCENT
                                                           BENEFICIAL       OF
         NAME AND ADDRESS OF BENEFICIAL OWNERS             OWNERSHIP     CLASS(%)
         -------------------------------------             ----------    --------
Lazard Freres & Co. LLC.................................    3,111,490(a)   11.3
  30 Rockefeller Plaza
  New York, New York 10020

State of Wisconsin Investment Board.....................    4,485,500(b)   16.3
  P.O. Box 7842
  Madison, Wisconsin 53707

Wellington Management Company, LLP......................    1,712,000(c)    6.2
  75 State Street
  Boston, Massachusetts 02109

---------------

(a) Lazard Freres & Co. LLC held sole dispositive power over all of such shares, and sole voting power over 2,618,060 of such shares, as of December 31, 1998, based on its Schedule 13G filed under the Securities Exchange Act of 1934 on February 10, 1999.

(b) State of Wisconsin Investment Board held sole dispositive power and sole voting power over all of such shares as of December 31, 1998, based on its
    Schedule 13G, as amended, filed under the Securities Exchange Act of 1934 on January 16, 1999.

(c) Wellington Management Company, LLP held shared dispositive power over all of such shares, and shared voting power over 917,000 of such shares, as of December 31, 1998 based on the Schedule 13G filed under the Securities Exchange Act of 1934 on January 24, 1997.

DIRECTORS AND OFFICERS

     The following table sets forth information as of March 3, 1999 with respect to shares of Common Stock of the Company beneficially owned (for purposes of the rules of the Securities and Exchange Commission) by each director and each Named Executive Officer and by all directors and current executive officers of the Company as a group.

                                                        AMOUNT AND
                                                        NATURE OF
                                                        BENEFICIAL     PERCENT
              NAME OF BENEFICIAL OWNER                  OWNERSHIP     OF CLASS
              ------------------------                  ----------    --------
Philip Wm. Colburn...................................     445,645(a)     1.6%
Dr. Jill K. Conway...................................      11,494(b)       *
Peter G. deVilliers..................................      33,933(c)       *
McDara P. Folan, III.................................      39,672(d)       *
Albert H. Gordon.....................................      25,582(e)       *
William O. Hunt......................................      43,478(f)       *
James L. LePorte, III................................     105,908(g)       *
J. Chisholm Lyons....................................      89,306(h)       *
John F. McNiff.......................................       7,654(i)       *
Robert G. Paul.......................................     570,904(j)     2.1%
Roger L. Schroeder...................................      16,465(k)       *
Charles W. Robinson..................................      16,462(l)       *
Dr. Martyn F. Roetter................................           0         --
Gary B. Smith........................................         900(m)       *
William M. Weaver, Jr................................      14,616(n)       *
Robert A. Youdelman..................................     230,978(o)       *
All directors and executive officers as a group
  (16 persons).......................................   1,652,997(p)     5.8%

---------------


*       Less than 1%.
(a)     Includes 101,502 shares owned directly and 344,143 shares issuable upon exercise of stock options that are exercisable as of March 3, 1999 or become exercisable within 60 days thereafter.
(b)     Includes 440 shares owned directly and 11,054 shares issuable upon exercise of stock options that are exercisable as of March 3, 1999 or become exercisable within 60 days thereafter.
(c)     Includes 662 shares owned directly; 1,129 shares held by the Trustee under the Company's Employee
        Before-Tax Savings Plan; 15,000 restricted shares of Common Stock awarded under the Company's 1992 Stock
        Plan; and 17,142 shares issuable upon exercise of stock options that are exercisable as of March 3, 1999 or become exercisable within 60 days thereafter.
(d)     Includes 4,694 shares owned directly; 3,923 shares held by the trustee under the Company's Employee
        Before-Tax Savings Plan; 18,434 restricted shares of Common Stock awarded under the Company's 1992 Stock
        Plan; and 12,621 shares issuable upon exercise of stock options that are exercisable as of March 3, 1999 or become exercisable within 60 days thereafter.
(e)     Includes 12,300 shares owned directly and 13,282 shares issuable upon exercise of stock options that are exercisable as of March 3, 1999 or become exercisable within 60 days thereafter.
(f)     Includes 40,000 shares owned directly by B&G Partnership Ltd., a Texas limited partnership, which is owned jointly by Mr. Hunt and his spouse, and 3,478 shares issuable upon exercise of stock options that are exercisable as of March 3, 1999 or become exercisable within 60 days thereafter.
(g)     Includes 36,096 shares owned directly; 11,405 shares held by the trustee under the Company's Employee
        Before-Tax Savings Plan; 11,889 restricted shares of Common Stock awarded under the 1992 Stock Plan; and
        46,518 shares issuable upon exercise of stock options that are exercisable as of March 3, 1999 or become exercisable within 60 days thereafter.
(h)     Includes 30,054 shares owned directly; 55,898 shares issuable upon exercise of stock options that are exercisable as of March 3, 1999 or become exercisable within 60 days thereafter; and 3,354 shares owned by Mr. Lyons' spouse, of which Mr. Lyons disclaims beneficial ownership.
(i)     Includes 3,062 shares owned directly and 4,592 shares issuable upon exercise of stock options that are exercisable as of March 3, 1999 or become exercisable within 60 days thereafter.

(j)     Includes 192,344 shares owned directly; 13,542 shares held by the trustee under the Company's Employee
        Before-Tax Savings Plan; 29,849 restricted shares of Common Stock awarded under the Company's 1992 Stock
        Plan; 328,969 shares issuable upon exercise of stock options that are exercisable as of March 3, 1999 or become exercisable within 60 days thereafter; and 6,400 shares owned by Mr. Paul's spouse, of which Mr.
        Paul disclaims beneficial ownership.
(k)     Includes 1,000 shares owned directly; 2,073 shares held by the trustee under the Company's Employee
        Before-Tax Savings Plan; and 13,392 shares issuable upon exercise of stock options that are exercisable as of March 3, 1999 or become exercisable within 60 days thereafter.
(l)     Includes 3,180 shares owned directly and 13,282 shares issuable upon exercise of stock options that are exercisable as of March 4, 1998 or become exercisable within 60 days thereafter.
(m)     All 900 shares are owned directly.
(n)     Includes 11,138 shares owned directly and 3,478 shares issuable upon exercise of stock options that are exercisable as of March 3, 1999 or become exercisable within 60 days thereafter.
(o)     Includes 79,268 shares owned directly; 9,248 shares held by the trustee under the Company's Employee
        Before-Tax Savings Plan; 18,703 restricted shares of Common Stock awarded under the Company's 1992 Stock
        Plan; and 123,759 shares issuable upon exercise of stock options that are exercisable as of March 3,
        1999 or become exercisable within 60 days thereafter.
(p)     Includes 526,394 shares owned by directors and executive officers; 41,120 shares held for executive officers by the trustee under the Company's Employee Before-Tax Savings Plan; 93,875 restricted shares of Common Stock awarded under the Company's 1992 Stock Plan; and 991,608 shares issuable to directors and executive officers upon exercise of stock options that are exercisable as of March 3, 1999 or become exercisable within 60 days thereafter.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP as the independent auditors to audit the books and accounts of the Company for the year ending December 31, 1999, and is requesting ratification of such appointment by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has served in this capacity since 1968. Should this appointment not be ratified by the holders of a majority of the shares voting in person or by proxy at the meeting, the Board of Directors will consider appointing other auditors to audit the books and accounts of the Company. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

                                 OTHER MATTERS

     Management of the Company knows of no matters other than those referred to above to be voted upon at the Annual Meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

                                 MISCELLANEOUS

     The Company will bear the expense of proxy solicitation. Directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone, telegraph or in person (but will receive no additional compensation for such solicitation). The Company also has retained W. F. Doring & Co. Inc., Jersey City, New Jersey, to assist in the solicitation of proxies in the same manner at an anticipated fee of approximately $2,500, plus out-of-pocket expenses. In addition, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorizations for the execution of proxies, and if they in turn so request, the Company will reimburse such brokerage houses and other custodians, nominees and fiduciaries for their expenses in forwarding such material.

     The Charles Schwab Trust Company, as trustee under the Company's Employee Before-Tax Savings Plan, will vote shares of the Company's Common Stock held in the Plan in accordance with the written instructions, which it is required to request, received from the participants in whose accounts the shares are held, whether or not vested, and, in accordance with the terms of the Plan, it will vote all shares for which it does not receive voting instructions in the same proportions as it votes the shares for which it does receive instructions.

                                 ANNUAL REPORT

     The Annual Report, including financial statements, of the Company for the year 1998 is enclosed herewith but is not a part of the proxy soliciting material.

                            STOCKHOLDERS' PROPOSALS

     Proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company for inclusion in its proxy statement relating to that meeting no later than November 19, 1999. Such proposals should be directed to the Secretary of the Company at the Company's offices, 25101 Chagrin Boulevard, Beachwood, Ohio 44122.

     In accordance with recent amendments to Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, as amended, if a stockholder intends to present a proposal at the 2000 Annual Meeting of Stockholders, and does not notify the Company of such proposal on or before February 2, 2000, then management proxies will be permitted to use their discretionary voting authority to vote on the proposal if the proposal is raised at the 2000 Annual Meeting of Stockholders.

                                            By order of the Board of Directors

                                                    MCDARA P. FOLAN, III
                                                         Secretary
Dated: March 19, 1999


                               ALLEN TELECOM INC.

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. //

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                                                              FOR     WITHHELD    FOR ALL
                                                              ALL        ALL      EXCEPT
1. ELECTION OF DIRECTORS --                                   //         //         //

 Nominees:
 --------
 P. Wm. Colburn, J.K. Conway, J.C. Lyons, J.F.
 McNiff, R.G. Paul, C.W. Robinson, M.F. Roetter and
 G. B. Smith.

---------------------------------------------
 Nominee Exception(s)


                                                              FOR      AGAINST    ABSTAIN
2. Ratification of appointment of PricewaterhouseCoopers      //         //         //
   LLP as auditors for the year ending December 31, 1999.

   Please place an "X" in the box if you noted an address    //
   change on the reverse side.

                                                          This proxy, when properly
                                                          executed, will be voted in the
                                                          manner directed herein by the
                                                          undersigned stockholder. If no
                                                          direction is made, this proxy will
                                                          be voted FOR proposals 1 and 2.
                                                                   ---

                                                          Date:                       , 1999
                                                                ---------------------

                                                          Signature(s)
                                                                        -----------------

                                                          Signature(s)
                                                                        -----------------

                                                          NOTE: Please sign exactly as
                                                          name appears hereon. Joint
                                                          owners should each sign
                                                          personally. Executors,
                                                          administrators, trustees,
                                                          attorneys, guardians and
                                                          officers signing for
                                                          corporations or partnerships
                                                          should give full title as
                                                          such.

 ................................................................................

                *           FOLD AND DETACH HERE            *

                            YOUR VOTE IS IMPORTANT!

                  PLEASE SIGN, DATE AND RETURN THIS PROXY CARD
                   IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.


PROXY                                                                      PROXY

                               ALLEN TELECOM INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING TO BE HELD ON APRIL 30, 1999.

The undersigned hereby appoints Philip Wm. Colburn, Jill K. Conway and John F. McNiff, and each of them (with full power of substitution), as proxies of the undersigned to vote all stock of Allen Telecom Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 30, 1999 at 9:30 A.M. and at any adjournment thereof, as designated on the reverse side hereof, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Please note below any address change and place an "X" in the corresponding box on the reverse side of this proxy.

New address: ___________________________________
________________________________________________
________________________________________________

            PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND
                RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

 ................................................................................

                *           FOLD AND DETACH HERE            *

                            YOUR VOTE IS IMPORTANT!

                  PLEASE SIGN, DATE AND RETURN THIS PROXY CARD
                   IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.